Brigham Exploration Reports First Quarter 2007 Results

AUSTIN, Texas, May 1 /PRNewswire-FirstCall/ – Brigham Exploration Company (Nasdaq: BEXP) today announced financial results for the quarter ended March 31, 2007.

FIRST QUARTER 2007 RESULTS

Our average net daily production volumes for the first quarter 2007 were a record 41.2 MMcfe per day, up 15% compared to the first quarter 2006 and up 6% when compared to the fourth quarter 2006. First quarter 2007 revenues from the sale of oil and natural gas including oil and natural gas derivative hedging settlements were $29.9 million, up 16% when compared to the first quarter 2006. Increased production volumes and oil and natural gas derivative hedging settlements increased revenue by $3.6 and $1.4 million, respectively. These increases were partially offset by a 4% decrease in our average natural gas equivalent price, which decreased revenue by $0.8 million. Unrealized oil and natural gas derivative hedging losses, which result from the mark-to-market accounting of our oil and natural gas derivatives hedging contracts, decreased revenue by $4.8 million.

Our average realized price for natural gas in the first quarter 2007 was $7.76 per Mcf, which included a $0.44 per Mcf gain due to the settlement of our natural gas derivative hedging contracts. This compares to an average realized price in the first quarter 2006 of $7.34, which included a $0.01 per Mcf gain due to the settlement of our natural gas derivative hedging contracts. During the first quarter 2007, our average realized price for oil was $55.68 per barrel, which included a $0.93 per barrel gain due to the settlement of our oil derivative hedging contracts. This compares to an average realized price in the first quarter 2006 of $60.97, which included a $0.43 per barrel loss due to the settlement of our oil derivative contracts.

Our first quarter production costs, which include costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes, were down 40% on a per unit basis when compared to the first quarter 2006 to $0.71 per Mcfe. This decrease primarily resulted from a 94%, or $0.33 per Mcfe, decrease in production taxes associated with production tax refunds approved during the quarter totaling $1.4 million on our D.J. Sullivan C-31, Hobart 60 #4, Dawson State #3 and Dawson State #4 wells. Production costs also decreased because of a 27% decrease in our per unit ad valorem taxes associated with lower anticipated property valuations due to lower commodity prices and a 5% decrease in our per unit O&M expense associated with higher production volumes and lower salt water disposal costs.

Our general and administrative expense for the first quarter 2007 was 9% higher on a per unit basis as compared to the first quarter 2006. The increase was attributable to a $0.9 million increase in employee compensation expense before capitalization, of which $0.3 million related to an increase in non-cash stock compensation expense associated with FAS 123R.

Our depletion expense for the first quarter 2007 was $3.7 million higher than the first quarter 2006. Approximately 59% of the increase was due to an increase in our depletion rate while the remaining 41% of the increase was due to an increase in our production volumes. The increase in our depletion rate for the first three months of 2007 was primarily a result of an increase in the cost of reserve additions.

Our net interest expense for the first quarter 2007 increased by $2.3 million when compared to first quarter 2006. This increase was associated with our higher weighted average debt outstanding and our higher weighted average interest cost, due primarily to the coupon that we pay on our 9 5/8% senior notes due 2014.

We recorded deferred income tax expense of $1.0 million in the first quarter of this year compared to deferred income tax expense of $3.5 million in the first quarter last year. The decrease in our deferred income tax expense was due to lower first quarter 2007 income before income taxes due primarily to our unrealized losses on oil and natural gas derivative hedging contracts.

Our net income for the first quarter 2007 was $1.9 million ($0.04 per diluted share) compared to net income of $5.9 million ($0.13 per diluted share) in the first quarter 2006. First quarter 2007 net income includes $3.2 million after-tax ($4.9 million before-tax) in unrealized commodity derivative losses. Excluding the impact of these unrealized derivative losses, net income for the quarter would have been $5.1 million ($0.11 per diluted share).

As of March 31, 2007, we had $7.2 million in cash, $61.5 million of debt outstanding under our senior credit facility and a net debt to book capitalization ratio of 42%.

As of March 31, 2007, oil and gas capital expenditures totaled $34.6 million, which represents a 14% decrease from the first quarter 2006. Oil and gas capital expenditures for first quarters 2007 and 2006 were:

	Three Months Ended March 31,
	2007	2006
	(in thousands)
Drilling	$28,677	$30,807
Net land and seismic	2,936	7,172
Capitalized costs	2,808	2,057
Capitalized SFAS 143 ARO	207	105
Total oil and gas capital expenditures	$34,628	$40,141

SECOND QUARTER 2007 FORECASTS

The following forecasts and estimates of our second quarter 2007 production volumes are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release. We currently expect our second quarter 2007 production volumes to average between 42 MMcfe per day and 45 MMcfe per day.

For the second quarter 2007, lease operating expenses are projected to be $0.76 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 5.5% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $2.4 million ($0.63 to $0.59 per Mcfe).

MANAGEMENT COMMENTS

Gene Shepherd, Brigham's Chief Financial Officer commented, "We're excited to see our anticipated production build occurring in March, which allowed us to post record production volumes and exceed the top end of our production guidance by 3% for the first quarter. The positive production momentum and our hedging program also translated in to strong revenue gains of 16% including hedge settlements. These strong revenues, combined with our ability to control our operating costs, generated earnings excluding our unrealized hedging losses of $0.11 per diluted share for our shareholders."

CONFERENCE CALL INFORMATION

Our management will host a conference call to discuss operational and financial results for the first quarter 2007 with investors, analysts and other interested parties on Wednesday, May 2, 2007, at 10:00 a.m. Eastern Time. To participate in the call, participants within the U.S. please dial 888-873-4896 and participants outside the U.S. please dial 617-213-8850. The participant passcode for the call is 39656471. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. Eastern Time on June 1, 2007. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 45866503. In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com.

A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on May 2, 2007, will be available on our website. To access the press release: go to http://www.bexp3d.comand click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports First Quarter 2007 Results and is dated May 1, 2007. To access the other financial and statistical information that will be covered by the conference call that will take place on May 2, 2007, go to http://www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the First Quarter 2007 Conference Call and is dated May 2, 2007.

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENTS DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact: Rob Roosa, Finance Manager
                            (512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Oil and natural gas sales	$28,486	$25,715
Hedging settlements	1,424	(27)
	29,910	25,688
Unrealized hedging gains/ losses	(4,916)	(120)
	24,994	25,568
Other revenue	27	(22)
Total Revenue	25,021	25,546

Costs and expenses:
Lease operating	2,569	2,730
Production taxes	71	1,144
General and administrative	2,178	1,769
Depletion of oil and natural gas properties	13,959	10,256
Depreciation and amortization	163	115
Accretion of discount on asset retirement obligations	117	70
	19,057	16,084
Operating income	5,964	9,462

Other income (expense):
Interest expense, net	(3,417)	(1,089)
Interest income	131	106
Other income	190	907
	(3,096)	(76)
Income before income taxes	$2,868	$9,386
Income tax expense:
Current	-	-
Deferred	(995)	(3,511)
	(995)	(3,511)
Net income	$1,873	$5,875

Net income per share available to common stockholders:
Basic	$0.04	$0.13
Diluted	$0.04	$0.13

Weighted average shares outstanding:
Basic	45,051	44,986
Diluted	45,430	45,579

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three Months Ended March 31,
	2007	2006
Average net daily production:
Natural gas (MMcf)	33.1	28.3
Oil (Bbls)	1,352	1,278
Equivalent natural gas (MMcfe) (6:1)	41.2	35.9

Total net production:
Natural gas (MMcf)	2,982	2,545
Oil (MBbls)	122	115
Equivalent natural gas (MMcfe) (6:1)	3,712	3,235
% Natural gas	80%	79%

Sales price:
Natural gas ($/Mcf)	$7.32	$7.33
Oil ($/Bbl)	54.75	61.40
Equivalent natural gas ($/Mcfe) (6:1)	7.67	7.95

Sales price including derivative settlement gains (losses):
Natural gas ($/Mcf)	$7.76	$7.34
Oil ($/Bbl)	55.68	60.97
Equivalent natural gas ($/Mcfe) (6:1)	8.05	7.94

Sales price including derivative settlement gains (losses) and unrealized gains (losses):
Natural gas ($/Mcf)	$6.23	$7.28
Oil ($/Bbl)	52.78	61.17
Equivalent natural gas ($/Mcfe) (6:1)	6.73	7.90

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2007	December 31, 2006
Assets:	(unaudited)
Current assets	$29,200	$31,218
Oil and natural gas properties, net	506,194	485,525
(full cost method)
Other property and equipment, net	1,184	936
Other non-current assets	4,131	4,908
Total assets	$540,709	$522,587

Liabilities and stockholders' equity:
Current liabilities	$35,258	$57,453
Senior notes	123,488	123,434
Senior credit facility	61,500	25,900
Senior subordinated notes	-	-
Mandatorily redeemable preferred	10,101	10,101
stock, Series A
Deferred income tax liability	34,853	34,609
Other taxes payable	2,139	-
Other non-current liabilities	5,534	5,075
Total liabilities	$272,873	$256,572
Stockholders' equity	267,836	266,015
Total liabilities and stockholders' equity	$540,709	$522,587

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,873	$5,875
Depletion, depreciation and amortization	14,122	10,371
Accretion of discount on ARO	117	70
Amortization of deferred loan fees and debt issuance costs	214	119
Non-cash stock compensation	421	491
Market value adjustments for derivatives instruments	4,916	(715)
Deferred income tax expense	995	3,511
Other noncash items	-	42
Changes in operating assets and liabilities	(7,074)	6,424
Cash flows provided by operating activities	$15,584	$26,188

Cash flows used by investing activities	(48,222)	(33,492)
Cash flows provided by financing activities	35,489	11,082
Net increase in cash and cash equivalents	$2,851	$3,778

SUMMARY PER MCFE DATA
(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Oil and natural gas sales	$7.67	$7.95
Hedging Settlements	0.38	(0.01)
Unrealized Hedging Gains / (Losses)	(1.32)	(0.04)
Other revenue	0.01	(0.01)
	$6.74	$7.89
Costs and expenses:
Lease operating	0.69	0.84
Production taxes	0.02	0.35
General and administrative	0.59	0.54
Depletion of natural gas and oil properties	3.76	3.17
Depreciation and amortization	0.04	0.04
Accretion of discount on ARO	0.03	0.02
	$5.13	$4.96
Operating income	$1.61	$2.93

Interest expense, net of interest income (a)	(0.89)	(0.30)
Other income (expense) (b)	0.05	0.02
Adjusted income	$0.77	$2.65

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF APRIL 30, 2007
(unaudited)

				2007
			Hedge Strategy	Q2	Q3	Q4
Natural Gas Collars:
Daily volumes		MMBtu/d		20,220	17,826	13,370
Floor	$	/MMBtu	Cash flow	$7.118	$7.133	$7.781
Cap	$	/MMBtu	Cash flow	$10.740	$11.079	$12.565

Oil Collars:
Daily volumes		Bbls/d		802	636	516
Floor	$	/Bbl	Cash flow	$56.29	$56.00	$58.96
Cap	$	/Bbl	Cash flow	$81.84	$82.00	$84.17

				2008
			Hedge Strategy	Q1	Q2	Q3	Q4
Natural Gas Collars:
Daily volumes		MMBtu/d		11,209	5,275	5,217	-
Floor	$	/MMBtu	Cash flow	8.232	6.891	6.891	-
Cap	$	/MMBtu	Cash flow	$13.637	9.711	9.711	-

Oil Collars:
Daily volumes		Bbls/d		412	253	228	163
Floor	$	/Bbl	Cash flow	$59.90	60.93	61.01	59.14
Cap	$	/Bbl	Cash flow	$84.45	81.24	81.86	78.60

Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE Brigham Exploration Company
-0- 05/01/2007
/CONTACT: Rob Roosa, Finance Manager of Brigham Exploration Company,
+1-512-427-3300 /
/Web site: http://www.bexp3d.com
http://www.streetevents.com /
(BEXP)